Exhibit 10.25
EMULEX CORPORATION
Description of Compensation Arrangements with Non-Employee Directors
     The following is a description of the compensation arrangements for the non-employee directors of Emulex Corporation (the Company).
     Directors’ Fees. Directors who are not employees of the Company receive a quarterly retainer of $13,750 and reimbursement for travel expenses. In addition, the Chairmen of the Nominating/Corporate Governance Committee, the Compensation Committee and the Audit Committee receive additional quarterly retainers of $1,500, $2,000, and $3,000, respectively. Members of the Nominating/Corporate Governance Committee and the Compensation Committee (other than the Chairmen) receive an additional quarterly retainer of $1,000 and members of the Audit Committee (other than the Chairman) receive additional quarterly retainers of $2,000. Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors. Directors are entitled to reimbursement for out-of-pocket expenses in connection with attendance at Board and committee meetings.
     Stock Options. Upon becoming a director of the Company, a non-employee director receives an automatic grant of an option under the Emulex Corporation 1997 Stock Award Plan for Non-Employee Directors (the Director Plan) to purchase 60,000 shares of common stock of the Company at a purchase price equal to the fair market value per share of that stock on the date of grant of the option. Under the terms of the Director Plan, the option would vest as to one-third of the shares on each anniversary of the grant date if the director is still a director on those dates and will expire one year after she or he ceases to be a director. In addition, the Director Plan provides for automatic annual option grants to non-employee directors of 20,000 shares of common stock, which grants will occur on each yearly anniversary of the director’s commencement date as a director. The Director Plan is incorporated by reference to Appendix C to the Company’s Definitive Proxy Statement for its Annual Meeting of Stockholders held on December 1, 2005.
     Indemnification. In addition to the indemnification afforded to directors under Delaware law and the Company’s Bylaws, the Company typically enters into an indemnification agreement with a new director upon his or her appointment as a director. The form of the indemnification agreement is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 17, 2005. The Company also maintains directors and officers liability insurance.